Smart-tek Solutions Readies Romanian RTAC-PM Beta Site

CORTE MADERA, Calif., June 27, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today an update on its Romanian market development initiatives.

“We have now visited Romania on two separate occasions and the marketing activities of our RTAC-PM system have been progressing very nicely” said Perry Law, President of Smart-tek Communications, Inc.  “Our licensee has been doing a great job developing the market by introducing our solution to some key organizations within the Romanian government.  Our next step will be to implement a demo site in one of two identified farm candidates to fully demonstrate our systems capabilities”.

“There is some concern that the recent outbreaks of the deadly H5N1 virus could delay Romania’s planned European Union membership of March 2007,” Law added.. “Some believe that there are literally billions of dollars on the table upon once Romania gains entry into the EU, making the Romanian government very anxious to eradicate the bird flu virus as quickly as possible.  We believe our poultry containment and monitoring system would be very useful in their fight against the avian flu by providing the government with more advanced tracking and monitoring capabilities.”

It is estimated that there have been over 1.1 million fowl that have been destroyed thus far and there have been approximately 115 confirmed or suspected sites in Romania.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended March 31, 2006 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711